EMPLOYMENT AGREEMENT


                   EMPLOYMENT AGREEMENT (the "Agreement") dated as of November 6, 1997, by and between SYNETIC, INC., a Delaware corporation (the "Company"), and ROGER C. HOLSTEIN ("Executive").

                   WHEREAS, the Company desires to employ the Executive on a full-time basis, subject to the exception set forth below, and the Executive desires to be so employed by the Company;

                   NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the parties agree as follows:

          1.       Effectiveness of Agreement and Employment of Executive.

                   1.1. Effectiveness of Agreement. This Agreement shall become effective as the date hereof (the "Effective Date").

                   1.2. Employment by the Company. The Company hereby employs Executive as an Executive Vice President of the Company and Executive hereby accepts such employment with the Company. Executive shall report to the Chairman of the Board or Chief Executive Officer of the Company, and perform such duties and services for the Company and its subsidiaries and affiliates (such subsidiaries and affiliates collectively, "Affiliates"), as may be designated from time to time, by the Chairman of the Board of Directors or the Chief Executive Officer of the Company. Executive shall use his best and most diligent efforts to promote the interests of the Company and the Affiliates, and shall devote all of his business time and attention to his employment under this Agreement, subject to his obligation to perform certain services to Merck-Medco Managed Care ("Medco") under his agreement with Medco, a copy of which has been furnished to Synetic and subject to such other business activities which will not interfere with the performance of the Executive's duties hereunder and which Executive has received prior written permission from the Company, which permission shall not be unreasonably withheld.

                   1.3. Confidentiality. Executive understands and acknowledges that in the course of his employment, he will have access to and will learn information that is proprietary to, or confidential to the Company and its Affiliates that concerns the operation and methodology of the Company and its Affiliates, including, without limitation, business strategy and plans, financial information, protocols, proposals, manuals, clinical procedures and guidelines, technical data, computer source codes, programs, software, knowhow and specifications, copyrights, trade secrets, market information, Developments (as hereinafter defined), and customer information (collectively, "Proprietary Information"). Executive


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agrees that, at all times (including following termination of this Agreement), he will keep confidential and will not disclose directly or indirectly any such Proprietary Information to any third party, except as required to fulfill his duties hereunder, and will not misuse, misappropriate or exploit such Proprietary Information in any way. The restrictions contained herein shall not apply to any information which Executive can demonstrate by written record (a) was already available to the public at the time of disclosure, or subsequently become available to the public, otherwise than by breach of this Agreement, (b) was the subject of a court order for Executive to disclose, (c) information which was in the possession of the Executive prior to his employment with the Company or (d) information which is independently developed by the Executive and which is outside of the scope of his employment or the business of the Company. Upon any termination of this Agreement, Executive shall immediately return to the Company all copies of any Proprietary Information in his possession.

                   1.4. Restrictions on Solicitation. During the period beginning on the Effective Date and ending on the second anniversary of the date of cessation of the employment of the Executive for any reason whatsoever (the "Restricted Period"), Executive shall not, directly or indirectly, without the prior written approval of the Company, solicit or contact any customer, or any prospective customer (with whom the Executive has had contact during the last 12 months of the term of this Agreement), of the Company or any of the Affiliates for any commercial pursuit which Executive knows, or should know, is in competition with the Company or any of the Affiliates, or that is contemplated from time to time by the Business Plan (as defined below) or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Company or any of the Affiliates, or induce, or attempt to induce, any employees, agents or consultants of or to the Company or any of the Affiliates to do anything from which Executive is restricted by reason of this Agreement nor shall Executive, directly or indirectly, offer or aid others to offer employment to or interfere or attempt to interfere with any employees, agents or consultants of the Company or any of the Affiliates. For purposes of this Agreement, "Business Plan" shall mean, at any point in time, the then current business plan of the Company and any business plans of the Company in effect during the prior 18 months.

                   1.5. Restrictions on Competitive Employment. During the Restricted Period, Executive shall not (as principal, agent, employee, consultant or otherwise), anywhere in the United States, directly or indirectly, without the prior written approval of the Company, (i) engage in direct or indirect competition with the Company, (ii) conduct a business of the type and character engaged in by the Company (or contemplated by the Business Plan), or
(iii) develop products or services competitive with those of the Company (collectively, "Competitive Business"). Notwithstanding the foregoing, Executive may have an interest consisting of publicly traded securities constituting less than 5 percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as he is not

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employed by and does not consult with, or become a director of or otherwise engage in any activities for, such company.

                   1.6. Extension of Restricted Period. The Restricted Period shall be extended by the length of any period during which Executive is in breach of the terms of this Section 1.

                   1.7. Assignment of Developments. All Developments that are at any time made, conceived or suggested by Executive, whether acting alone or in conjunction with others, arising out of or as a result of Executive's employment with the Company shall be the sole and absolute property of the Company and the Affiliates, free of any reserved or other rights of any kind on Executive's part. During Executive's employment and, if such Developments were made, conceived or suggested by Executive during or as a result of Executive's employment under this Agreement or any prior employment with the Company or the Affiliates, thereafter, Executive shall promptly make full disclosure of any such Developments to the Company and, at the Company's cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company and the Affiliates of Executive's right and title, if any, to such Developments. For purposes of this Agreement, the term "Developments" shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and ideas, whether or not patentable, relating to the present or planned activities, or future activities of which Executive is aware, or the products and services of the Company or any of the Affiliates.

                   1.8 Conflicts of Interest. The Executive, during the term of this Agreement, is also being employed as a part-time employee of, or consultant to, Medco. The Executive and the Company endeavor to eliminate certain conflicts of interest which may arise in the performance of the Executive's services hereunder. In furtherance of such objective, the Executive and the Company have established the following:

     a) The Executive and Company will work together to avoid any conflicts relating to his employment with Medco.
     b) The Company will not solicit, nor will the Executive provide to the Company, any information confidential or proprietary to Medco and its affiliates in the course of the Executive's employment hereunder.
     c) The Company will allow the Executive sufficient business time to satisfy his employment obligations to Medco.

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                  1.9.     Remedies. Executive acknowledges and agrees that
damages for a breach or threatened breach of any of the covenants set forth in Sections 1.1 through 1.8 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages in connection therewith, may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction.

         2.        Compensation and Benefits.

                   2.1. Salary. The Company shall pay Executive for services during the term of this Agreement a base salary at the annual rate of $175,000.00 ("Base Salary"). Any and all increases to Executive's Base Salary shall be determined by the Board of Directors in its sole discretion, provided however, that when revenues from healthcare communications business exceeds $30,000,000, then the Board of Directors will increase Executive's compensation to a level commensurate with his contribution as determined in their reasonable judgment. Such Base Salary shall be payable in equal installments, no less frequently than monthly, pursuant to the Company's customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

                   2.2. Upon the signing of this Agreement, the Executive shall receive a one time payment equal to $225,000.

                   2.3. Benefits. During the term of this Agreement, Executive shall be entitled to participate, on the same basis and at the same level as other similarly situated senior executives of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs or vacation leave of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof.

                   2.4. Expenses. Pursuant to the Company's customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly and reasonably incurred by him on behalf of the Company or its Affiliates in the performance of his duties hereunder.

         3.        Employment Period.

                   Executive's employment under this Agreement shall commence as of the Effective Date, and shall terminate on the fifth anniversary thereof (the "Initial Employment Period"), unless terminated earlier pursuant to Section 4. Unless written notice of either party's desire to terminate this Agreement has been given to the other party prior to the expiration of the


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Initial Employment Period (or any one-month renewal thereof contemplated by this sentence), the term of this Agreement shall be automatically renewed for successive one-month periods.

         4.        Termination.

                   4.1. Termination by the Company for Cause. (a) This Agreement and Executive's employment with the Company may be terminated at any time by the Company for Cause. Upon such a termination, the Company shall have no obligation to Executive other than the payment of Executive's earned and unpaid compensation to the effective date of such termination.

                   (b) For purposes of this section of the Agreement, the term "Cause" shall mean any of the following:

                     1. A willful failure of Executive to perform his duties in any material respect which failure is not cured by Executive within 30 days following written notice from the Company detailing such failure;

                     2. Any willful misconduct by Executive relating, directly or indirectly, to the Company or any of its Affiliates, which breach, if susceptible to cure, is not cured by Executive within 30 days following written notice from the Company detailing such breach;

                     3. Any breach by Executive of any material provision contained in this Agreement, which breach, if susceptible to cure, is not cured by Executive within 30 days following written notice from the Company detailing such breach; or

                     4. Executive's conviction of a felony or crime involving moral turpitude.

                   4.2. Permanent Disability. If during the term of this Agreement, Executive shall become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position for a period in excess of 90 consecutive days or more than 120 days in any consecutive 12 month period, then the Company shall have the right to terminate this Agreement and Executive's employment with the Company upon written notice to Executive. Upon such a termination, the Company shall have no obligation to Executive other than (i) the payment of Executive's earned and unpaid compensation to the effective date of such termination and (ii) as provided in Section 5 below.


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                   4.3.     Death. This Agreement shall be deemed terminated by
the Company upon the death of Executive and the Company shall have no obligation to Executive or Executive's estate other than (i) the payment of Executive's earned and unpaid compensation to the effective date of such termination and
(ii) as provided in Section 5 below.

                   4.4. Resignation by the Executive. If the Executive terminates his employment with the Company for any reason, the Company shall have no obligation to Executive other than the payment of Executive's earned and unpaid compensation to the effective date of such termination.

                   4.5. Termination by the Company Without Cause. This Agreement and Executive's employment with the Company may be terminated at any time by the Company without Cause. If the Company terminates this Agreement and Executive's employment without Cause (including upon notice of the Company pursuant to Section 3 of its desire to not renew this Agreement), the Company shall have no obligation to Executive other than (i) the payment of Executive's earned and unpaid compensation to the effective date of such termination, (ii) the payment of a monthly severance payment equal to one twelfth (1/12th) of his then applicable Base Salary, less all required payroll deductions for a period ending two (2) years from the date of such termination, or until the occurrence of any circumstances or event that would constitute Cause under Section 4.1 of this Agreement, if sooner, and (iii) as provided in Section 5 below.

                   4.6. Change of Control. In the event of a Change of Control, the Executive may terminate his employment and this Agreement upon 30 days' written notice to the Company at any time after a 12 month period following the occurrence of the Change of Control (or such shorter period to the extent the acquiring company does not request the services of the Executive for such 12 month period). In the event of such a termination by Executive, all Existing Stock Options held by the Executive shall continue to vest and be exercisable as provided in Section 5 below. For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:
       (a) both (i) any person, entity or group shall have acquired at least 50% of the voting power of the outstanding voting securities of the company, excluding Martin J. Wygod and his affiliates, and (ii) following such acquisition of 50% Voting Power, Martin J. Wygod shall cease to hold one or more of the following positions: Chairman of the Board or Chief Executive Officer of the Company or a senior executive office of the acquirer of 50% Voting Power, in each case with duties and responsibilities greater than or substantially equivalent to those prior to such acquisition of 50% Voting Power; or
       (b) both (i) a reorganization, merger or consolidation or sale of other disposition of all or substantially all of the assets of the Company ("Business Combination") shall

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            have occurred and (ii) following such Business Combination, Martin
            J. Wygod shall cease to be Chairman of the Board or Chief Executive Officer of, or to hold a senior executive position in, the corporation resulting from such Business Combination, with duties and responsibilities greater than or substantially equivalent to those prior to such Business Combination; or
       (c) a complete liquidation or dissolution of the Company shall have occurred.

                   4.7 Termination by the Executive For Cause. This Agreement and Executive's employment with the Company may be terminated by the Executive for Cause on 30 days written notice to the Company, which notice shall detail the specific basis for such termination. The Company shall be given the opportunity to cure the basis for such termination within such 30 days period. For the purpose of this Section of this Agreement, the term "Cause" means any of the following: (1) a material breach by the Company of its obligations to the Executive under this Employment Agreement, which, if susceptible to cure, remains uncured, (2) a material demotion of his position with the Company, and
(3) if Executive is required by the Company to relocate from his present residence or is required to commute, on a regular basis, to the Company's headquarters and such headquarters is outside of the New York City metropolitan area. If the Executive terminates this Agreement and his employment under this Section, the Executive shall receive (i) the payment of the Executive's earned and unpaid compensation to the effective date of such termination, (ii) payments of a monthly severance payment equal to one twelfth (1/12th) of his then applicable Base Salary, less all required payroll deductions, for a period two
(2) years from the date of such termination, or until the occurrence of any circumstance or events that would constitute Cause under Section 4.1 of this Agreement, if sooner, and (iii) as provided in Section 5 below.

                   4.8 Termination by the Executive if Second Option Grant not Approved. In the event (1) that the option grant described in paragraph B. of Schedule A (the "Second Option Grant") is not approved by the Company's shareholders at their next annual meeting (2) any alternative option grant made by the Company to Executive in lieu of the Second Option Grant is not reasonably satisfactory to Executive, this Agreement and Executive's employment with the Company may be terminated by the Executive within the 30 day period following the date of such alternative option grant on 30 days written notice to the Company. If the Executive terminates this Agreement and his employment under this Section, (i) Executive shall receive the payment of Executive's earned and unpaid compensation to the effective date of such termination and (ii) the two-year Restricted Period shall be reduced to equal six months for purposes of Sections 1.4 and 1.5, provided that Section 1.6 shall remain in full force and effect.

                   4.9 Liquidated Damages. Executive acknowledges that any payments and benefits under Sections 4 and 5 resulting from a termination of this Agreement and Executive's


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employment with the Company by the Company without Cause are in lieu of any and all claims that the Executive may have against the Company (other than benefits under the Company's employee benefit plans that by their terms survive termination of employment and benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and rights to indemnification under certain indemnification arrangements for officers of the Company), and represent liquidated damages (and not a penalty). The Company may request that the Executive confirm such acknowledgment in writing prior to the receipt of such benefits.

         5.        Options.

                   Executive has previously been granted options (together with any options to purchase the Company's common stock which the Company grants to Executive during the term of this Agreement, the "Existing Company Options") to purchase shares of the Company's common stock, par value $.01 per share, set forth on Schedule A. Notwithstanding anything to the contrary contained in the Company Option Plan or any applicable stock option agreement, (A) in the event that this Agreement and Executive's employment with the Company is terminated
(i) by the Company without Cause (including upon notice of the Company pursuant to Section 3 of its desire to not renew this Agreement) or (ii) by the Executive for Cause pursuant to Section 4.7, any Existing Company Options shall remain outstanding and continue to vest, and shall otherwise be treated for purposes of the terms and conditions thereof, as if Executive remained in the employ of the Company through the earlier of (i) the second anniversary of the date of termination and (ii) the occurrence of any circumstance or event that would constitute Cause under Section 4.1 of this Agreement and (B) in the event that this Agreement and Executive's employment with the Company is terminated (i) by the Executive after a Change of Control as provided in Section 4.7, (ii) due to his permanent disability pursuant to Section 4.2 or (iii) due to his death pursuant to Section 4.3, any Existing Company Options shall remain outstanding and continue to vest, and shall otherwise be treated for the purposes of the terms and conditions thereof, as if the Executive remained in the employment of the Company through the earlier of (x) the later of November 6, 2002 and the last actual vesting date with respect to any such options and (y) the occurrence of any circumstances or events that would constitute Cause under such Section
4.1. For purposes of clarification, the "last actual vesting date" shall be, with respect any grant of Existing Company Options, the last date on which such options actually vest, not the last date on which all Existing Company Options have actually vested.

         6. Notices. Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:


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            (a)      if to the Company:

                     Synetic, Inc.
                     River Drive Center 2
                     669 River Drive
                     Elmwood Park, New Jersey  07407-1361
                     Telecopier No.:  (201) 703-3401
                     Attention:  General Counsel


            (b)      if to the Executive at the address set forth below.


Any notice shall be deemed given when actually delivered to such address, or two days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

         7.        Miscellaneous.

                   7.1. Entire Agreement. This Agreement and the agreements relating to the Existing Company Options contain the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior agreements and understandings between the parties with respect to such subject matter.

                   7.2. Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

                   7.3. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties. The Company may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of the Executive. Executive's rights or obligations under this Agreement may not be assigned by Executive, except that the rights specified in Section 4.3 shall pass upon the Executive's death to Executive's executor or administrator.

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                   7.4.     Headings. The headings contained in this Agreement
are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                   7.5. Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of New Jersey applicable to contracts executed and to be wholly performed within such State.

                   7.6. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

                   7.7. Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.


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                     IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.


                                    SYNETIC, INC.


                                    By:
                                       --------------------------
                                       Name:
                                       Title:


                                    EXECUTIVE


                                    -----------------------------
                                    Roger C. Holstein

                                    -----------------------------
                                    Street

                                    -----------------------------
                                    City, State, Zip Code

                                    -----------------------------
                                    Telecopier No.











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